Exhibit 10.1

HOMOLOGY MEDICINES, INC.

2018  Employee Stock Purchase Plan

OFFERING DOCUMENT

This document (this “Offering Document”) is adopted by the Compensation Committee of the Board of Directors of Homology Medicines, Inc. (the “Company”), in its capacity as Administrator of the Homology Medicines, Inc. 2018 Employee Stock Purchase Plan (the “Plan”) and is made a part of the Plan.  A copy of this Offering Document shall be attached to the Plan.  Defined terms used in this Offering Document without definition have the meanings specified in the Plan.

This Offering Document shall apply to Offering Periods under the Plan until this Offering Document is terminated, amended or modified by the Administrator or a new Offering Document is adopted by the Administrator.

Eligibility Requirements:	Eligible Employees of the Company shall be eligible to participate, provided they meet the other eligibility requirements set forth in the Plan.

Designated Subsidiaries:	None.

Offering Periods to Commence:	The initial Offering Period will commence on September 1, 2018. Subsequent Offering Periods will commence on each September 1 and March 1 thereafter.

Length of Offering Periods:	Six months.

Purchase Dates:	The Purchase Date with respect to an Offering Period shall occur on the final Trading Day of the Offering Period.

Purchase Price:

On each Purchase Date, the purchase price for a Share will be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to the Plan; provided, further, that the Purchase Price shall not be less than the par value of a Share.

Contributions:

A Participant may elect to have up to 15% of the Participant’s Compensation deducted on each payday on an after-tax basis for use in purchasing Common Stock pursuant to the Plan and subject to the limitations on purchasing Common Stock thereunder.

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Enrollment:

Eligible Employees must enroll in an Offering Period by delivering to the Company or its designee no later than the day prior to the first day of the Offering Period a completed subscription agreement in the form provided by the Company (a “Subscription Agreement”).

Changes in Contribution Rates:

Participants may decrease or suspend their rate of contributions once during an Offering Period. Participants may not increase their rate of contributions during an Offering Period. Any change in the rate of contributions to be effective for a current Offering Period will be effective with the first full payroll period following five business days after the Company’s receipt of a new Subscription Agreement from the applicable Participant. Any change in the rate of contributions to be effective for a future Offering Period must be made no later than the day prior to the first day of such Offering Period.

Withdrawals:	A Participant may withdraw from an Offering Period not less than seven days prior to the final day of the Offering Period.

If a Participant withdraws from an Offering Period, the Participant may elect to participate again in any subsequent Offering Period so long as the Participant is still eligible to participate in the Plan.

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